Exhibit 99.1

Okta Completes Acquisition of Auth0

Identity leaders combine developer and enterprise expertise, offering customers more flexibility

San Francisco, CA — May 3, 2021 — Okta, Inc. (NASDAQ:OKTA), the leading independent identity provider, today announced the successful completion of its acquisition of Auth0, a leading identity platform for application teams. Together, Okta and Auth0 address a broad set of digital identity use cases, providing secure access and enabling everyone to safely use any technology. The stock transaction, valued at approximately $6.5 billion, will accelerate Okta’s growth in the $80 billion identity market.

Auth0 will operate as an independent business unit within Okta, led by Auth0 Chief Executive Officer and Co-Founder Eugenio Pace, reporting directly to Todd McKinnon, Chief Executive Officer and Co-Founder of Okta. Both Okta’s and Auth0’s platforms will be supported, invested in, and integrated over time — accelerating innovation and making the Okta Identity Cloud even more compelling for the full spectrum of customers and users.

“Identity is one of the most strategic investments an organization will make today. A single, unified identity platform has the power to transform an organization by providing seamless and secure access for both customers and employees,” said McKinnon. “Okta and Auth0 have always shared a vision for the identity market. We’re also both cloud-first, customer-first companies. By joining forces, we’ll give our customers more choice and flexibility, driving tremendous value and enabling them to accelerate innovation. Together, we will shape the future of identity on the internet, empowering developers to build with identity at the foundation.”

“As Okta and Auth0 join forces today, bringing together two exceptional companies, I’m more confident than ever that we will deliver on our shared vision to secure access for everyone,” said Pace. “Auth0’s focus has always been on enabling product builders to innovate, and now as one company with a shared vision and combined resources, that innovation will only increase.”

Okta’s and Auth0’s comprehensive, complementary, and flexible identity platforms solve every identity use case, regardless of the audience or user. Okta pioneered cloud-based identity, offering enterprise-grade reliability and world-class security while prioritizing customer success for organizations of all sizes. Auth0 was built by developers for developers. Application builders around the world are loyal to Auth0 for its extensibility, ease of use, scope of documentation, and developer-friendly experience. With combined expertise across developer communities and the enterprise, Okta and Auth0 will provide enhanced depth and breadth of identity solutions and will be even better suited to integrate quickly into the modern tech stack of today’s developers.

“At Kiva, we’re on a mission to expand financial access to help underserved communities around the world thrive. Identity plays an essential role in making that happen,” said Ken Leung, EVP of Engineering, Kiva. “Today, we leverage Auth0 to provide secure authentication to Kiva’s partners and lenders, and Okta for workforce identity, giving our team access to the critical technologies they need to best serve the millions of global entrepreneurs in our network. We trust both Okta and Auth0 to connect our people and technology, and are excited to see how they evolve and innovate together.”

“Credence goes to those who can help us identify one another in a digital world,” said Jay Bretzmann, Program Director for Cybersecurity Products, IDC. “Okta and Auth0 provide the cloud-ready, developer-friendly tools to help in the fight. They’re building the platforms and technology we’ll need to take the next steps. Simple, elegant, and customer-centric.”

Financial Outlook

With the completion of the acquisition of Auth0, Okta intends to provide a combined financial outlook for fiscal year 2022 in conjunction with the release of its first quarter 2022 financial results on Wednesday, May 26, 2021. Okta will host a video webcast that day at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss its results and combined company financial outlook. A webcast replay will be accessible from Okta’s investor relations website at https://investor.okta.com. The press release will be accessible from Okta’s investor relations website prior to the commencement of the event.

Advisors

Morgan Stanley & Co. LLC served as financial advisor and Latham & Watkins LLP served as legal counsel to Okta. Qatalyst Partners served as financial advisor and Perkins Coie LLP served as legal counsel to Auth0.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans, and prospects including statements relating to the anticipated benefits that will be derived from this transaction, the expected acceleration of Okta’s growth as a result of this transaction, the impact to the Okta Identity Cloud, expected synergies resulting from the transaction and expansion of Okta’s customer base. These forward-looking statements are based upon the current expectations and beliefs of Okta’s management as of the date of this release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the risk of adverse and unpredictable macro-economic conditions, the failure to achieve expected synergies and efficiencies of operations between Okta and Auth0, the ability of Okta and Auth0 to successfully integrate their respective businesses, the failure to timely develop and achieve market acceptance of the combined business, the loss of any Auth0 customers, the ability to coordinate strategy and resources between Okta and Auth0, and the ability of Okta and Auth0 to retain and motivate key employees of Auth0. Additional factors that could cause actual results to differ materially from these forward-looking statements are detailed from time to time in the reports Okta files with the Securities and Exchange Commission, including in Okta’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021. All forward-looking statements in this press release are based on information available to Okta as of the date hereof, and Okta disclaims any obligation to update these forward-looking statements.

About Okta

Okta is the leading independent provider of identity for the enterprise. The Okta Identity Cloud enables organizations to securely connect the right people to the right technologies at the right time. With over 7,000 pre-built integrations to applications and infrastructure providers, Okta customers can easily and securely use the best technologies for their business. More than 10,000 organizations, including JetBlue, Nordstrom, Slack, T-Mobile, Takeda, Teach for America and Twilio, trust Okta to help protect the identities of their workforces and customers.

About Auth0

Auth0 provides a platform to authenticate, authorize, and secure access for applications, devices, and users. Security and application teams rely on Auth0’s simplicity, extensibility, and expertise to make identity work for everyone. Safeguarding billions of login transactions each month, Auth0 secures identities so innovators can innovate, and empowers global enterprises to deliver trusted, superior digital experiences to their customers around the world.

Media Contact:

Jenna Kozel

press@okta.com

Investor Contact:

Dave Gennarelli

investor@okta.com